COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports Fourth Quarter and Full Year 2005 Operating Results

Q4 Sales and Net Income Increase 95% and 399% year over year

POWAY, Calif., February 2, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $74.1 million for the fourth quarter ended December 31, 2005 compared to $38.1 million for the fourth quarter of 2004 and $68.6 million for the third quarter of 2005. Net income for the fourth quarter of 2005 was $12.3 million or $0.53 per share compared to net income of $2.5 million or $0.11 per share for the fourth quarter of 2004 and net income of $9.6 million or $0.42 per share for the third quarter of 2005.

Sales for the year ended December 31, 2005 were $238.9 million with net income of $34.0 million and net income per share of $1.50, compared to net sales of $176.2 million with net income of $16.7 million and $0.76 per share for the year ended December 31, 2004.

Fourth quarter 2005 sales of semiconductor test handling equipment accounted for 84% of total sales. Sales of television cameras and related equipment were 7% of sales and metal detection and microwave communications equipment contributed 9% of sales. Backlog was $83.2 million at December 31, 2005 compared to $85.9 million at September 24, 2005.

Orders for the fourth quarter of 2005 were $71.4 million compared to $72.7 million for the third quarter of 2005. Fourth quarter orders for semiconductor test handling equipment declined 19% from the third quarter, but were substantially offset by an increase in orders for microwave communications equipment, that are primarily scheduled to ship after the first quarter of 2006. Based on fourth quarter orders and an expected increase in deferred revenue in connection with the sale of new products that are subject to normal customer acceptance procedures, the Company expects to report sales of $50 million to $55 million in the first quarter, excluding existing deferred revenue from our $8.9 million contract for microwave communications equipment with the United Arab Emirates.

James A. Donahue, President and Chief Executive Officer, stated, “Results for the fourth quarter and full year were the best in five years. For the year, sales and orders for our Summit thermal test handlers were at record levels. Along with solid financial performance, we made important investments in new product development in both our high-performance logic and high-speed handling product lines that are intended to position Cohu for profitable growth in future years.”

Donahue concluded, “Cohu’s balance sheet is strong, with cash at a record $139 million and no bank debt. We continue to strengthen our intellectual property portfolio and believe that applications for our proprietary thermal technology are increasing. While short-term volatility remains an inherent characteristic of the back-end semiconductor equipment industry, recent orders are encouraging as we begin 2006.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on April 28, 2006 to shareholders of record on March 14, 2006. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu’s expectations of industry conditions and 2006 operations and performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; inventory write-offs; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, February 2, 2006 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$74,131	$38,092	$238,902	$176,237

Cost and expenses:
Cost of sales	43,936	23,233	143,371	105,178
Research and development	8,382	7,947	29,787	27,895
Selling, general and administrative	9,793	7,368	35,285	29,124

	62,111	38,548	208,443	162,197

Income (loss) from operations	12,020	(456)	30,459	14,040
Interest income	1,370	517	3,915	1,863

Income before income taxes	13,390	61	34,374	15,903
Income tax provision (benefit) (2)	1,100	(2,400)	400	(800)

Net income	$12,290	$2,461	$33,974	$16,703

Income per share:
Basic	$0.55	$0.11	$1.55	$0.78
Diluted	$0.53	$0.11	$1.50	$0.76

Weighted average shares used in computing income per share:
Basic	22,251	21,579	21,902	21,505
Diluted	23,112	21,981	22,585	21,986

(1)	As a result of a fiscal year end change, the three-month periods ended December 31, 2005 and 2004 contain 14 weeks and 13 weeks, respectively, while both twelve-month periods are comprised of 52 weeks.

(2)	The income tax provision for the three months ended December 31, 2005 was reduced by, among other items, approximately $1.8 million from a reduction in a deferred tax asset valuation allowance. The income tax provision for the year ended December 31, 2005 was reduced by, among other items, approximately $5.1 million from a reduction in a deferred tax asset valuation allowance and approximately $3.1 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005. The income tax benefit in 2004 resulted from a reduction of approximately $4.5 million in a deferred tax asset valuation allowance.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31,	December 31,
	2005	2004

Assets:

Current assets:
Cash and investments	$138,949	$116,511
Accounts receivable	47,156	32,744
Inventories	44,832	41,515
Deferred taxes and other	25,680	19,906

	256,617	210,676
Property, plant & equipment, net	31,780	31,121
Goodwill	9,597	8,340
Other assets	8,983	631

Total assets	$306,977	$250,768

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$13,816	$9,651
Other current liabilities	36,506	26,532

	50,322	36,183
Deferred taxes and other noncurrent liabilities	6,530	6,473
Stockholders’ equity	250,125	208,112

Total liabilities & stockholders’ equity	$306,977	$250,768

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106